Exhibit 99.1

OSL Holdings Inc. Announces Acquisition of 48% of the Equity Interests of Corporate Diversity Solutions

NEW YORK, Dec. 15, 2011 -- OSL Holdings Inc. ("OSL" or the "Company") (OTCBB:OSLH) announced today that the company has acquired a 48% equity interest of Corporate Diversity Solutions ("CDS"). In exchange for the 48% equity interest in CDS, OSL gave certain CDS shareholders a total of 200,000 shares of OSL common stock and agreed to indemnify the selling shareholders of CDS for certain potential payments owed by the selling shareholders to one of CDS's suppliers. CDS is a Women's Business Enterprise National Council (WBENC) certified Tier One Company headed by Stacey Scarpa. CDS is committed to being a leading diversity procurement & distribution organization which is today focused on office supply, sustainability, janitorial, research development, and MRO (maintenance, repair and overhaul) supplier of goods and data maintenance services. In connection with the acquisition, OSL also entered into an employment agreement with Ken Scarpa. Ken will direct national sales at OSL and will also remain the Senior Vice President at CDS. He has over thirty years experience in all aspects of distribution.

At current levels this acquisition will deliver approximately $3,000,000 in annual sales in the office products commodity.

Commenting on this acquisition, Eli Feder, CEO of OSL stated, "With the acquisition of CDS, we will be able to leverage their technology platform, management experience and product expertise as we execute against our diversity channel strategy. " CDS President Stacey Scarpa added, "We are excited about the opportunity the support of OSL presents. This support will strengthen the position CDS has, to continue its steady growth and expansion into other major product and service categories besides the traditional office supplies category to corporations and government agencies."

About Corporate Diversity Solutions

Corporate Diversity Solutions (CDS) is a Tier 1 Diversity Business distributor of office products and related services to Fortune 1000 companies in North America. The company was founded in 2008 when four women, who spent a majority of their careers in the Office Products industry, decided to form a partnership combining their business experiences. CDS also utilized the resources and expertise of family members who had significant experience in executive management, and all facets of distribution.

With strong focus on technology and e-commerce based solutions combined with over 100 years of combined Office Products distribution experience within its growing staff, CDS has become one of the fastest growing distributors in North America by utilizing a solid foundation to provide practical solutions to the industry. They are supported by a team of veterans, who know how to manage the unique needs of large, complex, commercial businesses.

www.corporatediversitysolutions.com

About OSL Holdings Inc.

OSL is currently developing unique proprietary technology platforms targeting the affinity and diversity marketing channels. The company will leverage this innovation as it clearly differentiates itself from the competitive landscape. OSL will initially enter the marketplace as a national virtual distributor of products for the office as well as major corporate and government procurement in the United States. OSL will offer 100,000 items from 1,000 manufacturers including technology products, traditional office products, office furniture, janitorial and break-room supplies and industrial products. Through its wholesale and distribution relationships, OSL can deliver many of these products from strategically located distribution centers providing same or next day delivery to more than 90% of the United States.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the Commission are available from commercial document retrieval services and at the website maintained by the Commission at http://www.sec.gov.

CONTACT: OSL Holdings, Inc.
                      212.419.4900